UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 15, 2021

ImmunityBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37507	43-1979754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3530 John Hopkins Court

San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 633-0300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	IBRX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

Say-On-Pay Frequency Vote Determination

As described in the Form 8-K filed by ImmunityBio, Inc., a Delaware corporation (the “Company”) on June 11, 2021, the Company held its Annual Meeting of Stockholders (the “Annual Meeting”) on June 10, 2021. At the Annual Meeting, stockholders were provided the opportunity to cast non-binding advisory votes on the compensation of the Company’s named executive officers (the “Say on Pay Vote”) and the frequency with which stockholders should be provided the opportunity to vote on future Say on Pay Votes (the “Frequency Vote”). Following the recommendation of the Company’s Board of Directors, approximately 99% of votes cast by stockholders at the Annual Meeting were voted to approve the Say on Pay Vote and approximately 97% of votes cast were voted in favor of the Three (3) Year frequency for the Frequency Vote. Consistent with these results, it is the Company’s decision to include an advisory vote on the compensation of the Company’s named executive officers every three years until the next required vote on the frequency of such an advisory vote.

Item 8.01	Other Events.

NCI Phase I M7824 Combination Trial

The National Cancer Institute (the “NCI”) is currently conducting a Phase I clinical trial that includes the investigational agent M7824 (bintrafusp alfa) from EMD Serono Research & Development Institute, Inc., the biopharmaceutical business of Merck KGaA, in combination with additional investigational agents including ImmunityBio’s TriAd Vaccine and N-803. The trial is titled, “A Sequential Window of Opportunity Trial of Anti-PD-L1/TGF-beta trap (M7824) Alone and in Combination with TriAd Vaccine, and N-803 for p16-Negative Resectable Head and Neck Squamous Cell Carcinoma” (the “NCI Phase I M7824 Combination Trial”).

This Phase I M7824 Combination Trial has been developed and is being led by the NCI. The United States Food and Drug Administration (the “FDA”) has placed a clinical hold on the NCI Phase I M7824 Combination Trial after a death associated with pneumonitis. To date, no severe adverse events in the NCI Phase I M7824 Combination Trial have been attributed to either the TriAd vaccine or N-803, and the NCI has not enrolled any subjects in the N-803 arm to date. The FDA has requested an autopsy and analysis of similar events with M7824 and a risk mitigation proposal. At this time, no analysis or risk mitigation strategy has been requested for ImmunityBio’s TriAd vaccine or N-803 in connection with this clinical hold. Further, this hold does not affect any ImmunityBio-sponsored clinical trials, investigator-initiated trials, or single patient INDs that are ongoing. The Company intends to continue to monitor the FDA’s further review process through the NCI, which is ongoing, for any further developments.

Press Release Regarding Authorization of Triple-Negative Breast Cancer Study

On June 15, 2021, the Company issued a press release announcing that the FDA has authorized the Company’s study of Anktiva (N-803) and PD-L1 t-haNK to increase effectiveness of Trodelvy in Triple-Negative Breat Cancer (the “Press Release”). As described in the Press Release, the open-label Phase 1b/2 study will evaluate the safety and preliminary efficacy of Anktiva (N-803) and PD-L1 t-haNK in combination with antibody-drug conjugate Trodelvy and low-dose chemotherapy in subjects with advanced triple-negative breast cancer after prior therapy. The study design is based on the results of a Phase 1 trial of haNK cells combined with Anktiva and low dose chemo in refractory triple negative breast cancer, where a disease control rate of 78% and an overall response rate of 67% was reached. Enrollment in the study is expected to begin in the third quarter of 2021. A copy of the Press Release is included herewith as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated June 15, 2021

104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNITYBIO, INC.

Date: June 15, 2021	By:	/s/ David Sachs
David Sachs
Chief Financial Officer